Exhibit 99.(m).1.c

VIRTUS ALTERNATIVE SOLUTIONS TRUST

(the “Trust”)

AMENDMENT NO. 3 TO

CLASS A SHARES

DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

under the

INVESTMENT COMPANY ACT OF 1940

THIS AMENDMENT made effective as of the 4th day of June, 2015 amends that certain Class A Shares Distribution Plan Pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, dated January 22, 2014, by and for the Fund (the “Plan”) as herein below provided.

W I T N E S S E T H :

WHEREAS, the Fund wishes to amend Appendix A of the Plan to reflect the addition of the Virtus Credit Opportunities Fund as a party to the Plan.

NOW, THEREFORE, in consideration of the foregoing premise, the Fund hereby agrees that the Plan is amended as follows:

1.	Appendix A to the Plan is hereby replaced with Appendix A attached hereto and made a part of the Plan.

2.	Except as herein provided, the Plan shall be and remain unmodified and in full force and effect. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Plan.

APPENDIX A

(as of June 4, 2015)

Virtus Alternative Income Solution Fund

Virtus Alternative Inflation Solution Fund

Virtus Alternative Total Solution Fund

Virtus Credit Opportunities Fund

Virtus Multi-Strategy Target Return Fund

Virtus Strategic Income Fund